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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                ----------------

                                  SCHEDULE 13G
                                 (RULE 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
          TO RULES 13d-1(b), (c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                               (AMENDMENT NO. 11)*

                              Century Casinos, Inc.
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                                (Name of Issuer)

                                  Common Stock
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                         (Title of Class of Securities)

                                    156492100
                    ----------------------------------------
                                 (CUSIP Number)

                                  May 25, 2005
                    ----------------------------------------
                          (Date of Event which Requires

                            Filing of this Statement)

                          Check the appropriate box to
          designate the rule pursuant to which this Schedule is filed:

                               [ ] Rule 13d-1(b)

                               [X] Rule 13d-1(c)

                               [ ] Rule 13d-1(d)

                                   Page 1 of 5

                    ----------------------------------------

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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CUSIP NO.  156492100                      13G                 PAGE 2 OF 5 PAGES

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 1     NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Lloyd I. Miller, III                      ###-##-####
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 2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (A)   [ ]
                                                                       (B)   [ ]
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 3     SEC USE ONLY

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 4     CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
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                           5   SOLE VOTING POWER

      NUMBER OF                618,730
       SHARES              -----------------------------------------------------
    BENEFICIALLY           6   SHARED VOTING POWER
      OWNED BY
        EACH                    215,756
     REPORTING             -----------------------------------------------------
       PERSON              7   SOLE DISPOSITIVE POWER
        WITH
                               618,730
                           -----------------------------------------------------
                           8   SHARED DISPOSITIVE POWER

                               215,756
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 9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       834,486
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10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]

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11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       6.1%
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12     TYPE OF REPORTING PERSON

       IN-IA-OO**
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                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

** See Item 4.


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                                                                     Page 3 of 5

Item 1(a). Name of Issuer:                    Century Casinos, Inc.

Item 1(b). Address of Issuers's Principal
           Executive Offices:                 1263 Lake Plaza Drive, Suite A
                                              Colorado Springs, Colorado 80906


Item 2(a). Name of Person Filing:             Lloyd I. Miller, III

Item 2(b). Address of Principal Business
           Office or, if None, Residence:     4550 Gordon Drive, Naples, Florida
                                              34102

Item 2(c). Citizenship:                       U.S.A.

Item 2(d). Title of Class of Securities:      Common Stock

Item 2(e). CUSIP Number:                      156492100

Item 3.  IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b) OR 13d-2(b) or
         (c), CHECK WHETHER THE PERSON FILING IS A:

         Not Applicable, this statement is filed pursuant to 13d-1(c)

Item 4. OWNERSHIP: The reporting person has shared dispositive and voting power with respect to 215,756 shares of the reported securities as an investment advisor to the trustee of certain trusts. The reporting person has sole dispositive and voting power with respect to 618,730 of the reported securities as (i) the custodian to certain accounts established under the Florida Uniform Gift to Minors Act, (ii) the trustee to certain generation skipping trusts, (iii) the manager of a limited liability company that is the general partner of certain limited partnerships and (iv) as an individual.

         (a)  834,486

         (b)  6.1%

         (c)  (i) sole voting power:  618,730

               (ii) shared voting power: 215,756

               (iii) sole dispositive power: 618,730

               (iv) shared dispositive power: 215,756

Item 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

         Not Applicable

Item 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

         Persons other than Lloyd I. Miller III, have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the reported securities.

Item 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

         Not Applicable


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                                                                     Page 4 of 5

Item 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

         Not Applicable

Item 9.  NOTICE OF DISSOLUTION OF GROUP:

         Not Applicable


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                                                                     Page 5 of 5


Item 10. CERTIFICATION:

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

      Dated:  May 27, 2005                       /s/ Lloyd I. Miller, III
                                                 -------------------------------
                                                   Lloyd I. Miller, III